Exhibit 99.1

Contact:

CryoCor, Inc.	The Ruth Group
Gregory J. Tibbitts	Stephanie Carrington /Zack Kubow (investors)
Chief Financial Officer	(646) 536-7017 / 7036
(858) 909-2200	scarrington@theruthgroup.com
gtibbitts@cryocor.com	zkubow@theruthgroup.com

Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

For Immediate Release

CryoCor Reports Second Quarter 2007 Results and

Provides Clinical Update

San Diego, CA, August 9, 2007 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the quarter ended June 30, 2007 and provided an update on its clinical progress.

Ed Brennan, Chief Executive Officer of CryoCor, said, “I am very pleased with the progress we made in the quarter, which culminated with the recent approval by the FDA of the PMA for the use of the CryoCor Cryoablation System for the treatment of right atrial flutter. I am very proud of our entire organization for achieving this significant milestone. Our near-term goal is now to begin placement of our cryoablation consoles at high-volume ablation centers for the treatment of atrial flutter, generating our first domestic revenue. Longer-term, we will continue executing on our strategy, including seeking to commercialize our Cryoablation System for the treatment of atrial fibrillation, delivering on milestones for our new strategic partner Boston Scientific, and continuing to develop our next generation catheter system, Quantum.”

Clinical Status

CryoCor previously announced that it had received formal approval from the United States Food and Drug Administration, or FDA, for its application for pre-market approval, or PMA, for the treatment of right atrial flutter. CryoCor reported that it intends to begin selling its cryoablation system in the United States over the next several months, and is currently in the process of evaluating its sales and marketing requirements and capabilities. CryoCor reported that it will focus on the placement of consoles in high-volume ablation centers, and will target an initial installed base of approximately 120 to 160 consoles by December 31, 2008. CryoCor intends to build a service function and sales and marketing organization necessary to support the installed base of consoles. CryoCor also reported that, in order to achieve these commercialization objectives, it will need to raise additional financing, and that its ability to pursue these objectives will be limited to the extent that it is unable to do so.

CryoCor reported that it is continuing to enroll its pivotal trial for the treatment of atrial fibrillation, or AF, and that it has ongoing consultations with its Scientific Advisory Board. CryoCor indicated that it is evaluating the patients enrolled to determine if it needs to enroll additional patients, or if it can begin its continued access protocol, or CAP. CryoCor indicated that it continues to see an excellent safety profile with its cryoablation system with respect to procedure or device related events. CryoCor believes it has a significant lead time over other companies enrolling AF pivotal trials, with respect to the completion of enrollment.

Financial Review

Product sales decreased $87,000 to $72,000 for the three months ended June 30, 2007, compared to $159,000 for the three months ended June 30, 2006 due to the reduced sales activities in Europe associated with the restructuring and closure of our German subsidiary during 2006. Deferred revenue increased from $78,000 at December 31, 2006 to $551,000 at June 30, 2007 due to $500,000 in prepaid milestone payments received under our collaboration agreement with BSC and Boston Scientific Scimed, Inc., or BSS, which are not yet recognizable under our revenue recognition policy.

Cost of sales increased $104,000 to $651,000 for the three months ended June 30, 2007, compared to $547,000 for the three months ended June 30, 2006. The increase during the three months ended June 30, 2007 is primarily related to increased personnel costs of $96,000 as a result of recently hired employees as well as the use of temporary labor since our staff restructuring in early 2006. Cost of sales is high relative to the volume of sales due to the fixed costs associated with manufacturing our product. Included in cost of sales for the three months ended June 30, 2007 and 2006 were non-cash share-based compensation of $106,000 and $112,000, respectively.

Research and development expenses increased $525,000 to $1.9 million for the three months ended June 30, 2007, compared to $1.4 million for the three months ended June 30, 2006. The increase was primarily related to the costs associated with our FDA Advisory Panel meeting on our PMA for right atrial flutter and related regulatory consulting of $204,000, the costs related to the efforts under the BSC/BSS collaboration agreement and the Quantum development project of $151,000, increased non-cash share-based compensation of $50,000, as well as compensation expense of $172,000 for bonus accruals related to our FDA Advisory Panel meeting and our employee retention program. These increases were partially offset by lower clinical trial costs of $90,000 related to lower enrollment in our AF pivotal trial than enrollment in the three months ended June 30, 2006. Included in research and development expenses for the three months ended June 30, 2007 and 2006 were non-cash share-based compensation of $181,000 and $131,000, respectively.

Selling, general and administrative expenses decreased $390,000 to $1.4 million for the three months ended June 30, 2007, compared to $1.8 million for the three months ended June 30, 2006. The decrease was primarily due to $209,000 in reduced personnel costs as a result of our staff restructuring in early 2006 and the closure of CryoCor GmbH in mid-2006, lower non-cash share-based compensation of $91,000, and CryoCor GmbH restructuring costs incurred during the three months ended June 30, 2006 that were not incurred again during the three months ended June 30, 2007. Included in selling, general and administrative expenses for the three months ended June 30, 2007 and 2006 were non-cash share-based compensation of $221,000 and $312,000, respectively.

The loss from operations for the three months ended June 30, 2007 was $3.9 million, compared to $3.6 million for the same period in 2006. Basic and diluted net loss per share for the three months ended June 30, 2007 and the three months ended June 30, 2006 were $0.33.

Cash, cash equivalents and short-term investments were $20.3 million as of June 30, 2007. During April 2007, CryoCor entered into a securities purchase agreement in connection with a private placement whereby the Company raised approximately $5.5 million in gross proceeds from the issuance of common stock and warrants to purchase common stock. During June 2007, CryoCor entered into a series of agreements with Boston Scientific Corporation and Boston Scientific Scimed, Inc (“BSS”), including a common stock purchase agreement with BSS pursuant to which it sold 368,188 shares of its common stock for gross proceeds of $2.5 million. CryoCor expects that its existing cash resources will be used to finance the Company into the first half of 2009 and that additional financing will be needed in order to finance the Company beyond that date.

Guidance

CryoCor did not provide formal guidance on its projected 2008 revenues or expenses, as it is still evaluating its sales and marketing capabilities and requirements. CryoCor did confirm that, assuming it obtained adequate additional financing, it would target an initial installed base of 120 to 160 consoles, and will focus its 2008 marketing efforts on working with the physician community to accelerate adoption of CryoCor’s cryoablation system for the treatment of right atrial flutter, and to prepare for the use of its cryoablation system for the treatment of AF, if approved by the FDA.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or cryoablation system, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The cryoablation system has been approved in Europe for the treatment of AF and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is approved for the treatment of atrial flutter, and is conducting a pivotal trial to evaluate the safety and efficacy of the cryoablation system for the treatment of AF. For more information please visit CryoCor’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the Company’s sales, marketing and commercialization objectives and ability to achieve these objectives, the Company’s strategy and ability to commercialize its cryoablation system for the treatment of AF, deliver on milestones under its new development and license agreement with Boston Scientific, develop its next generation catheter, Quantum, the Company’s AF pivotal trial and timing for filing a PMA for the treatment of AF, and the period of time over which the Company’s existing cash reserves will be sufficient to fund its objectives, all of which are prospective. Such statements are only predictions and reflect CryoCor’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to maintain its current cash burn at its current expected rate and otherwise meet its financial guidance, to access additional financing when and to the extent necessary and to obtain regulatory approval in the United States for its cryoablation system for use in treating atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation; risks associated with the Company’s ability to receive approval from the FDA for the use of its cryoablation system to treat atrial fibrillation; risks associated with the Company’s ability to successfully commercialize its cryoablation system in the United States and elsewhere if its cryoablation system is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; risks associated with the Company’s ability to maintain and achieve milestones under collaborative agreements, like its development and license agreement with Boston Scientific; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except for the number of shares and par values)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,902	$3,025
Short-term investments	8,365	15,979
Inventories, net	864	820
Other current assets	323	611

Total current assets	21,454	20,435

Property and equipment, net	535	610
Other assets	538	297

Total assets	$22,527	$$21,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$389	$212
Accrued liabilities	2,311	2,373
Deferred revenue	551	78
Current portion of long-term debt	764	6,857

Total current liabilities	4,015	9,520

Long-term debt, less current portion	4,849	—

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; zero shares outstanding at June 30, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value, 75,000,000 shares authorized; 12,521,623 and 11,030,366 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	13	11
Additional paid-in capital	105,920	96,709
Accumulated comprehensive income	113	114
Accumulated deficit	(92,383)	(85,012)

Total stockholders’ equity	13,663	11,822

Total liabilities and stockholders’ equity	$22,527	$21,342

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Product sales	$72	159	$138	$272
Operating expenses:
Cost of sales(1)	651	547	1,279	1,310
Research and development(1)	1,920	1,395	3,508	2,926
Selling, general and administrative(1)	1,425	1,815	2,669	3,946

Total costs and expenses	3,996	3,757	7,456	8,182

Loss from operations	(3,924)	(3,598)	(7,318)	(7,910)

Interest income	228	298	458	609
Interest expense	(243)	(270)	(511)	(540)

Net loss	(3,939)	(3,570)	(7,371)	(7,841)

Basic and diluted net loss per common share	$(0.33)	$(0.33)	$(0.64)	$(0.73)

Shares used to compute basic and diluted net loss per common share	11,863	10,749	11,450	10,705

(1) Includes non-cash stock-based compensation expense as follows:

Cost of sales	$106	$112	$214	$201
Research and development	181	131	333	231
Selling, general and administrative	221	312	412	578

	$508	$555	$959	$1,010